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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO HIGH INCOME MUNICIPAL FUND

A Special Meeting ("Meeting") of Shareholders of Invesco High Income Municipal Fund ("Fund") was held on April 2, 2012. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                   Votes     Votes    Broker
  Matter                              Votes For   Against   Abstain  Non-Votes
  ------                              ---------- --------- --------- ---------
  (1)   Approve an Agreement and
         Plan of Reorganization.      43,304,732 1,765,020 1,469,435     0